AMENDED AND RESTATED

ARTICLES OF INCORPORATION

of

TF FINANCIAL CORPORATION

     The Articles of Incorporation of TF Financial Corporation are hereby amended and restated in their entirety so as to read as follows:

ARTICLE I

Name

The name of the corporation is TF Financial Corporation (herein the “Corporation”).

ARTICLE II

Registered Office

     The address of the Corporation’s registered office in the Commonwealth of Pennsylvania is 3 Penns Trail, Newtown, Pennsylvania 18940.

ARTICLE III

Nature of Business

     The Corporation is incorporated under the Business Corporation Law of 1988, as amended, of the Commonwealth of Pennsylvania (the “Business Corporation Law”) for the purpose of engaging in any lawful act or activity for which a corporation may be organized under the laws of the Commonwealth of Pennsylvania.

ARTICLE IV

Term

The Corporation is to have perpetual existence.

ARTICLE V

Incorporator

The name and mailing address of the incorporator is as follows:

Name	Mailing Address

Kent C. Lufkin	3 Penns Trail
Newtown, Pennsylvania 18940

ARTICLE VI

Capital Stock

The aggregate number of shares of all classes of capital stock which the Corporation has authority to issue is 12,000,000, of which 10,000,000 are to be shares of common stock, $.10 par value per share, and of which 2,000,000 are to be shares of serial preferred stock, $.10 par value per share.  The shares may be issued by the Corporation without the approval of stockholders except as otherwise provided in this Article VI, governing law or the rules of a national securities exchange, if applicable.  The consideration for the issuance of the shares shall be paid to or received by the Corporation in full before their issuance and shall not be less than the par value per share.  The consideration for the issuance of the shares shall be cash, services rendered, personal property (tangible or intangible), real property, leases of real property or any combination of the foregoing.  In the absence of actual fraud in the transaction, the judgment of the Board of Directors as to the value of such consideration shall be conclusive.  Upon payment of such consideration such shares shall be deemed to be fully paid and nonassessable.  In the case of a stock dividend, the part of the surplus of the Corporation which is transferred to stated capital upon the issuance of shares as a stock dividend shall be deemed to be the consideration for their issuance.

A description of the different classes and series (if any) of the Corporation’s capital stock, and a statement of the relative powers, designations, preferences and rights of the shares of each class and series (if any) of capital stock, and the qualifications, limitations or restrictions thereof, are as follows:

A.  Common Stock.  Except as provided in these Articles of Incorporation (or in any resolution or resolutions adopted by the Board of Directors pursuant hereto), the holders of the common stock shall exclusively possess all voting power.  Each holder of shares of common stock shall be entitled to one vote for each share held by such holders.

Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the common stock as to the payment of dividends, the full amount of dividends and sinking fund or retirement fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the common stock, then dividends may be paid on the common stock, and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends, but only when as declared by the Board of Directors of the Corporation.

In the event of any liquidation, dissolution or winding up of the Corporation, after there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class having preference over the common stock in any event, the full preferential amounts to which they are respectively entitled, the holders of the common stock and of any class or series of stock entitled to participate therewith, in whole or in part, as to distribution of assets shall be entitled, after payment or provision for payment of all debts and liabilities of the Corporation, to receive the remaining assets of the Corporation available for distribution, in cash or in kind.

Each share of common stock shall have the same relative powers, preferences and rights as, and shall be identical in all respects with, all the other shares of common stock of the Corporation.

B.  Serial Preferred Stock.  Except as provided in these Articles of Incorporation, the Board of Directors of the Corporation is authorized, by resolution and amendment to these Articles of Incorporation from time to time adopted, to provide for the issuance of serial preferred stock in series and to fix and state the powers, designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, including, but not limited to determination of any of the following:

1.          the distinctive serial designation and the number of shares constituting such series; and

2.          the dividend rates or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date or dates, the payment date or dates for dividends, and the participating or other special rights, if any, with respect to dividends; and

3.          the voting powers, full or limited, if any, of the shares of such series; and

4.          whether the shares of such series shall be redeemable and, if so, the price or prices at which, and the terms and conditions upon which such shares may be redeemed; and

5.          the amount or amounts payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

6.          whether the shares of such series shall be entitled to the benefits of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and, if so entitled, the amount of such fund and the manner of its application, including the price or prices at which such shares may be redeemed or purchased through the application of such funds; and

7.          whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation and, if so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange; and

8.          the subscription or purchase price and form of consideration for which the shares of such series shall be issued; and

9.          whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of serial preferred stock and whether such shares may be reissued as shares of the same or any other series of serial preferred stock.

Each share of each series of serial preferred stock shall have the same relative powers, preferences and rights as, and shall be identical in all respects with, all the other shares of the Corporation of the same series.

ARTICLE VII

Preemptive Rights

No holder of any of the shares of any class or series of stock or of options, warrants or other rights to purchase shares of any class or series of stock or of other securities of the Corporation shall have any preemptive right to purchase or subscribe for any unissued stock of any class or series, or any unissued bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable for stock of any class or series or carrying any right to purchase stock of any class or series; but any such unissued stock, bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable for stock or carrying any right to purchase stock may be issued pursuant to resolution of the Board of Directors of the Corporation to such persons, firms, corporations or associations, whether or not holders thereof, and upon such terms as may be deemed advisable by the Board of Directors in the exercise of its sole discretion.

ARTICLE VIII

Repurchase of Shares

The Corporation may from time to time, pursuant to authorization by the Board of Directors of the Corporation and without action by the stockholders, purchase or otherwise acquire shares of any class, bonds, debentures, notes, scrip, warrants, obligations, evidences of indebtedness, or other securities of the Corporation in such manner, upon such terms, and in such amounts as the Board of Directors shall determine; subject, however, to such limitations or restrictions, if any, as are contained in the express terms of any class of shares of the Corporation outstanding at the time of the purchase or acquisition in question or as are imposed by law or regulation.

ARTICLE IX

Meetings of Stockholders; Cumulative Voting

A.           Notwithstanding any other provision of these Articles or the Bylaws of the Corporation, no action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

B.           Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Board of Directors of the Corporation, or by a committee of the Board of Directors which has been duly designated by the Board of Directors and whose powers and authorities, as provided in a resolution of the Board of Directors or in the Bylaws of the Corporation, include the power and authority to call such meetings, but such special meetings may not be called by any other person or persons.

C.           There shall be no cumulative voting by stockholders of any class or series in the election of directors of the Corporation.

D.           Meetings of stockholders may be held within or without the Commonwealth of Pennsylvania, as the Bylaws of the Corporation may provide.

ARTICLE X

Notice for Nominations and Proposals

A.           Nominations of candidates for election as directors at any annual meeting of stockholders may be made (a) by, or at the direction of, a majority of the Board of Directors or (b) by any stockholder entitled to vote at such annual meeting.  Only persons nominated in accordance with the procedures set forth in paragraph B of this Article X shall be eligible for election as directors at an annual meeting.  Ballots bearing the names of all the persons who have been nominated for election as directors at an annual meeting in accordance with the procedures set forth in paragraph B shall be provided for use at the annual meeting.

B.           Nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Corporation as set forth in this paragraph B of Article X.  To be timely, a stockholder’s notice shall be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of the Corporation; provided, however, that with respect to the first scheduled annual meeting, notice by the stockholder must be so delivered or received no later than the close of business on the tenth day following the day on which notice of the date of the scheduled meeting must be delivered or received no later than the close of business on the fifth day preceding the date of the meeting.  Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director and as to the stockholder giving the notice (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of Corporation stock which are Beneficially Owned (as defined in Article XIII) by such person on the date of such stockholder notice, and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies with respect to nominees for election as directors, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including, but not limited to, information required to be disclosed by Items 4, 5, 6 and 7 of Schedule 14A and information which would be required to be filed on Schedule 14B with the Securities and Exchange Commission (or any successors of such items or schedules); and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Corporation’s books, of such stockholder and any other stockholders known by such stockholder to be supporting such nominees and (ii) the class and number of shares of Corporation stock which are Beneficially Owned by such stockholder on the date of such stockholder notice and, to the extent known, by any other stockholders known by such stockholder to be supporting such nominees on the date of such stockholder notice.  At the request of the Board of Directors, any person nominated by, or at the direction of, the Board for election as a director at an annual meeting shall furnish to the Secretary of the Corporation that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee.

C.           The Board of Directors may reject any nomination by a stockholder not timely made in accordance with the requirements of paragraph B of this Article X.  If the Board of Directors, or a designated committee thereof, determines that the information provided in a stockholder’s notice does not satisfy the informational requirements of this Article in any material respect, the Secretary of the Corporation shall notify such stockholder of the deficiency in the notice.  The stockholder shall have an opportunity to cure the deficiency by providing additional information to the Secretary within such period of time, not to exceed five days from the date such deficiency notice is given to the stockholder, as the  Board of Directors or such committee shall reasonably determine.  If the deficiency is not cured within such period, or if the Board of Directors or such committee reasonably determines that the additional information provided by the stockholder, together with information previously provided, does not satisfy the requirements of this Article in any material respect, then the Board of Directors may reject such stockholder’s nomination.  The Secretary of the Corporation shall notify a stockholder in writing whether his nomination has been made in accordance with the time and informational requirements of this Article.  Notwithstanding the procedures set forth in this paragraph, if neither the Board of Directors nor such committee makes a determination as to the validity of any nominations by a stockholder, the presiding officer of the annual meeting shall determine and declare at the annual meeting whether the nomination was made in accordance with the terms of this Article.  If the presiding officer determines that a nomination was made in accordance with the terms of this Article, he shall so declare at the annual meeting and ballots shall be provided for use at the meeting with respect to such nominee.  If the presiding officer determines that a nomination was not made in accordance with the terms of this Article, he shall so declare at the annual meeting and the defective nomination shall be disregarded.

D.           At an annual meeting of stockholders, only such new business shall be conducted, and only such proposals shall be acted upon, as shall have been brought before the annual meeting by, or at the direction of, (1) the Board of Directors or (2) any stockholder of the Company who complies with all the requirements set forth in this paragraph D of Article X.  Proposals, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Company as set forth in this paragraph D. For stockholder proposals to be considered at the annual meeting of stockholders, the stockholder’s notice shall be delivered to, or mailed and received at, the principal executive offices of the Company not less than 120 days prior to the anniversary date of the mailing of notice for the immediately preceding annual meeting of stockholders of the Company, provided however, that with respect to the first scheduled annual meeting, notice by the stockholder must be so delivered or received at least 120 days prior to the date of the annual meeting as announced by the Company.  Such stockholder’s notice shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the proposal desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Company’s books, of the stockholder proposing such business and, to the extent known, any other stockholders known by such stockholder to be supporting such proposal, (c) the class and number of shares of the Company stock that are Beneficially Owned by the stockholder on the date of such stockholder notice and, to the extent known, by any other stockholders known by such stockholder to be supporting such proposal on the date of such stockholder notice, and (d) any financial interest of the stockholder in such proposal (other than interests which all stockholders would have).

E.           The Board of Directors may reject any stockholder proposal not timely made in accordance with the terms of paragraph D of this Article X.  If the Board of Directors, or a designated committee thereof, determines that the information provided in a stockholder’s notice does not satisfy the informational requirements of paragraph D in any material respect, the Secretary of the Company shall promptly notify such stockholder of the deficiency in the notice.  The stockholder shall have an opportunity to cure the deficiency by providing additional information to the Secretary within such period of time, not to exceed five days from the date such deficiency notice is given to the stockholder, as the Board of Directors or such committee shall reasonably determine. If the deficiency is not cured within such period, or if the Board of Directors or such committee determines that the additional information provided by the stockholder, together with information previously provided, does not satisfy the requirements of paragraph D of this Article X in any material respect, then the Board of Directors may reject such stockholder’s proposal.  The Secretary of the Company shall notify a stockholder in writing whether such stockholder’s proposal has been made in accordance with the time and informational requirements of paragraph D of this Article X. Notwithstanding the procedures set forth in this paragraph, if neither the Board of Directors nor such committee makes a determination as to the validity of any stockholder proposal, the presiding officer of the annual meeting shall determine and declare at the annual meeting whether the stockholder proposal was made in accordance with the terms of paragraph D of this Article X.  If the presiding officer determines that a stockholder proposal was made in accordance with the terms of paragraph D of this Article X, such person shall so declare at the annual meeting and ballots shall be provided for use at the meeting with respect to any such proposal. If the presiding officer determines that a stockholder proposal was not made in accordance with the terms of paragraph D of this Article X, such person shall so declare at the annual meeting and any such proposal shall not be acted upon at the annual meeting.

ARTICLE XI

Directors

A.  Number.  The number of directors of the Corporation shall be such number, not less than three nor more than 15 (exclusive of directors, if any, to be elected by holders of preferred stock of the Corporation, voting separately as a class), as shall be provided from time to time in or in accordance with the Bylaws of the Corporation, provided that no decrease in the number of directors shall have the effect of shortening the term of any incumbent director, and provided further that no action shall be taken to decrease or increase the number of directors from time to time unless at least two-thirds of the directors then in office shall concur in said action.

B. Vacancies.  Subject to the rights of the holders of any series of preferred stock then outstanding, vacancies in the Board of Directors of the Corporation, however caused, and newly created directorships shall be filled by a vote of two-thirds of the directors then in office, whether or not a quorum, and any director so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which the director has been chosen expires and when the director’s successor is elected and qualified.

C.  Classified Board.  The Board of Directors of the Corporation shall be divided into three classes of directors which shall be designated Class I, Class II and Class III.  The members of each class shall be elected for a term of three years and until their successors are elected and qualified.  Such classes shall be as nearly equal in number as the then total number of directors constituting the entire Board of Directors shall permit, with the terms of office of all members of one class expiring each year. At the first annual meeting of stockholders, directors in Class I shall be elected to hold office for a term expiring at the third succeeding annual meeting thereafter, directors of Class II shall be elected to hold office for a term expiring at the second succeeding meeting thereafter and directors of Class III shall be elected to hold office for a term expiring at the first succeeding annual meeting thereafter.  Thereafter, at each succeeding annual meeting, directors whose term shall expire at any annual meeting shall continue to serve until such time as his successor shall have been duly elected and shall have qualified unless his position on the Board of Directors shall have been abolished by action taken to reduce the size of the Board of Directors prior to said meeting.

Should the number of directors of the Corporation be reduced, the directorship(s) eliminated shall be allocated among classes as appropriate so that the number of directors in each class is as specified in the immediately preceding paragraph.  The Board of Directors shall designate, by the name of the incumbent(s), the position(s) to be abolished.  Notwithstanding the foregoing, no decrease in the number of directors shall have the effect of shortening the term of any incumbent director.  Should the number of directors of the Corporation be increased, the additional directorships shall be allocated among classes as appropriate so that the number of directors in each class is as specified in the immediately preceding paragraph.

Whenever the holders of any one or more series of preferred stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the Board of Directors shall consist of said directors so elected in addition to the number of directors fixed as provided above in this Article XI.  Notwithstanding the foregoing, and except as otherwise may be required by law, whenever the holders of any one or more series of preferred stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of stockholders.

ARTICLE XII

Removal of Directors

Notwithstanding any other provision of these Articles or the Bylaws of the Corporation, no member of the Board of Directors of the Corporation may be removed except for cause, and then only by the affirmative vote of at least 80% of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose.  Notwithstanding the foregoing, whenever the holders of any one or more series of preferred stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the preceding provisions of this Article XII shall not apply with respect to the director or directors elected by such holders of preferred stock.  Directors may also be removed from office in the manner provided in Sections 1726(b) and 1726(c) of the Business Corporation Law, or any successors to such sections.

ARTICLE XIII

Certain Limitations on Voting Rights

A.           Notwithstanding any other provision of these Articles of Incorporation, in no event shall any record owner of any outstanding common stock of the Corporation which is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of stockholders entitled to vote on any matter, beneficially owns in excess of 10% of the then-outstanding shares of common stock (the “Limit”), be entitled, or permitted to any vote in respect of the shares held in excess of the Limit.  The number of votes which may be cast by any record owner by virtue of the provisions hereof in respect of common stock beneficially owned by such person owning shares in excess of the Limit shall be a number equal to the total number of votes which a single record owner of all common stock owned by such person would be entitled to cast, multiplied by a fraction, the numerator of which is the number of shares of such class or series which are both beneficially owned by such person and owned of record by such record owner and the denominator of which is the total number of shares of common stock beneficially owned by such person owning shares in excess of the Limit.

B.           The following definitions shall apply to this Article XIII.

1.           “Affiliate” shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on the date of filing of these Articles of Incorporation.

2.           “Beneficial ownership” shall be determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934 (or any successor rule or statutory provision), or, if said Rule 13d-3 shall be rescinded and there shall be no successor rule or provision thereto, pursuant to said Rule 13d-3 as in effect on the date of filing of these Articles of Incorporation; provided, however, that a person shall, in any event, also be deemed the “beneficial owner” of any common stock of the Corporation:

(1)	which such person or any of its affiliates beneficially owns, directly or indirectly; or

(2)
which such person or any of its affiliates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding (but shall not be deemed to be the beneficial owner of any voting shares solely by reason of an agreement, contract, or other arrangement with this Corporation to effect any transaction which is described in any one or more of Sections 1 through 5 of Section A of Article XIV) or upon the exercise of conversion rights, exchange rights, warrants, or options or otherwise, or (ii) sole or shared voting or investment power with respect thereto pursuant to any agreement, arrangement, understanding, relationship or otherwise (but shall not be deemed to be the beneficial owner of any voting shares solely by reason of a revocable proxy granted for a particular meeting of stockholders, pursuant to a public solicitation of proxies for such meeting, with respect to shares of which neither such person nor any such affiliate is otherwise deemed the beneficial owner); or

(3)
which are beneficially owned, directly or indirectly, by any other person with which such first mentioned person or any of its affiliates acts as a partnership, limited partnership, syndicate or other group pursuant to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of this Corporation;

and provided further, however, that (1) no Director or Officer of this Corporation (or any affiliate of any such Director or Officer) shall, solely by reason of any or all of such Directors or Officers acting in their capacities as such, be deemed, for any purposes hereof, to beneficially own any common stock beneficially owned by any other such Director or Officer (or any affiliate thereof), and (2) neither any employee stock ownership or similar plan of this Corporation or any subsidiary of this Corporation, nor any trustee with respect thereto or any affiliate of such trustee (solely by reason of such capacity of such trustee), shall be deemed, for any purposes hereof, to beneficially own any common stock held under any such plan.  For purposes of computing the percentage beneficial ownership of common stock of a person, the outstanding common stock of the Corporation shall include shares deemed owned by such person through application of this subsection but shall not include any other common stock which may be issuable by this Corporation pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise.  For all other purposes, the outstanding common stock of the Corporation shall include only common stock then outstanding and shall not include any common stock which may be issuable by this Corporation pursuant to any agreement, or upon the exercise of conversion rights, warrants or options, or otherwise.

3.           The term “Offer” shall mean every written offer to buy or acquire, solicitation of an offer to sell, tender offer or request or invitation for tender of, a security or interest in a security for value; provided that the term “Offer” shall not include (i) inquiries directed solely to the management of the Corporation and not intended to be communicated to stockholders which are designed to elicit an indication of management’s receptivity to the basic structure of a potential acquisition with respect to the amount of cash and or securities, manner of acquisition and formula for determining price, or (ii) non-binding expressions of understanding or letters of intent with the management of the Corporation regarding the basic structure of a potential acquisition with respect to the amount of cash and/or securities, manner of acquisition and formula for determining price.

4.           A “person” shall mean any individual, firm, corporation, or other entity.

C.           The Board of Directors shall have the power to construe and apply the provisions of this Article XIII and to make all determinations necessary or desirable to implement such provisions, including but not limited to matters with respect to (i) the number of shares of common stock beneficially owned by any person, (ii) whether a person is an affiliate of another, (iii) whether a person has an agreement, arrangement, or understanding with another as to the matters referred to in the definition of beneficial ownership, (iv) the application of any other definition or operative provision of the section to the given facts, or (v) any other matter relating to the applicability or effect of this Article XIII.

D.           The Board of Directors shall have the right to demand that any person who is reasonably believed to beneficially own common stock in excess of the Limit (or holders of record of common stock beneficially owned by any person in excess of the Limit) supply the Corporation with complete information as to (i) the record owner(s) of all shares beneficially owned by such person who is reasonably believed to own shares in excess of the Limit, (ii) any other factual matter relating to the applicability or effect of this Article XIII as may reasonably be requested of such person.

E.           Except as otherwise provided by law or expressly provided in this Article XIII, the presence in person or by proxy, of the holders of record of shares of capital stock of the Corporation entitling the holders thereof to cast a majority of the votes (after giving effect, if required, to the provisions of this Article XIII) entitled to be cast by the holders of shares of capital stock of the Corporation entitled to vote shall constitute a quorum at all meetings of the stockholders, and every reference in these Articles of Incorporation to a majority or other proportion of capital stock (or the holders thereof) for purposes of determining any quorum requirement or any requirement for stockholder consent or approval shall be deemed to refer to such majority or other proportion of the votes (or the holders thereof) then entitled to be cast in respect of such capital stock.

F.           The provisions of this Article XIII shall not be applicable to any tax-qualified defined benefit plan or defined contribution plan of the Corporation or its subsidiaries or to the acquisition of more than 10% of any class of equity security of the Corporation if such acquisition has been approved by a majority of the Continuing Directors, as defined in Article XIV of these Articles of Incorporation; provided, however, that such approval shall only be effective if such continuing directors shall have the power to construe and apply the provisions of this Article XIII and to make all determinations necessary or desirable to implement such provisions, including but not limited to matters with respect to (a) the number of shares beneficially owned by any person, (b) whether a person has an agreement, arrangement, or understanding with another as to the matters referred to in the definition of beneficial ownership, (c) the application of any other material fact relating to the applicability or effect of this Article XIII.  Any constructions, applications, or determinations made by the Continuing Directors pursuant to this Article XIII in good faith and on the basis of such information and assistance as was then reasonably available for such purpose shall be conclusive and binding upon the Corporation and its stockholders.

G.           In the event any provision (or portion thereof) of this Article XIII shall be found to be invalid, prohibited or unenforceable for any reason, the remaining provisions (or portions thereof) of this Article XIII shall remain in full force and effect, and shall be construed as if such invalid, prohibited or unenforceable provision had been stricken here from or otherwise rendered inapplicable, it being the intent of this Corporation and its stockholders that each such remaining provision (or portion thereof) of this Article XIII remain, to the fullest extent permitted by law, applicable and enforceable as to all stockholders, including stockholders owning an amount of stock over the Limit, notwithstanding any such finding.

ARTICLE XIV

Approval of Business Combinations

A.           General Requirement.  The affirmative vote of the holders of not less than eighty percent (80%) of the outstanding shares of “Voting Stock” (as hereinafter defined) shall be required for the approval or authorization of any “Business Combination”, as defined and set forth below:

1.           Any merger, reorganization, or consolidation of the Corporation or any of its “Affiliates” (as defined on September 1, 1992, at Rule 12b-2 under the Securities Exchange Act of 1934) with or into any Principal Shareholder (as hereinafter defined);

2.           Any sale, lease, exchange, mortgage, pledge, transfer, or other disposition (in one transaction or in a series of related transactions) of all or a “Substantial Part” (as hereinafter defined) of the assets of the Corporation or any of its Affiliates to any Principal Shareholder;

3.           Any sale, lease, exchange, or other transfer (in one transaction or in a series of related transactions) by any Principal Shareholder to the Corporation or any of the Corporation’s Affiliates of any assets, cash, or securities in exchange for shares of Voting Stock (or of shares of stock of any of the Corporation’s Affiliates entitled to vote in the election of directors of such Affiliate or securities convertible into or exchangeable for shares of Voting Stock or such stock of an Affiliate, or options, warrants, or rights to purchase shares of Voting Stock or such stock of an Affiliate);

4.           The adoption at any time when there exists any Principal Shareholder of any plan or proposal for the liquidation or dissolution of the Corporation; and

5.           Any reclassification of securities (including any reverse stock split), recapitalization, or other transaction at any time when there exists any Principal Shareholder if such reclassification, recapitalization, or other transaction would result in a decrease in the number of holders of the outstanding shares of Voting Stock.

The affirmative vote required by this Article XIV shall be in addition to the vote of the holders of any class or series of stock of the Corporation otherwise required by law, by any other Article of these Articles of Incorporation, as amended, by any resolution of the Board of Directors providing for the issuance of a class or series of stock, or by any agreement between the Corporation and any national securities exchange.

B.           Certain Definitions.  For the purposes of this Article XIV:

1.           The term “Principal Shareholder” shall mean and include any individual, Corporation, partnership, or other person or entity which, together with its “Affiliates” and “Associates” (as defined on September 1, 1992, at Rule 12b-2 under the Securities Exchange Act of 1934), “beneficially owns” (as hereinafter defined) in the aggregate ten percent (10%) or more of the outstanding shares of Voting Stock, and any Affiliate or Associate of any such individual, corporation, partnership, or other person or entity.

2.           The term “Substantial Part” shall mean more than twenty-five percent (25%) of the fair market value of the total assets of the Corporation, as of the end of its most recent fiscal quarter ending prior to the time the determination is being made.

3.           The term “Voting Stock” shall mean the stock of the Corporation entitled to vote in the election of directors.

4.           Any corporation, partnership, person, or entity will be deemed to be a “beneficial owner” of or to own beneficially any share or shares of stock of the Corporation:  (a) which it owns directly, whether or not of record; or (b) which it has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement or arrangement or understanding or upon exercise of conversion rights, exchange rights, warrants or options, or otherwise, or which it has the right to vote pursuant to any agreement, arrangement, or understanding; or (c) which are beneficially owned, directly or indirectly (including shares deemed to be owned through application of clause (b) above) by any Affiliate or Associate; or (d) which are beneficially owned, directly or indirectly (including shares deemed to be owned through application of clause (b) above) by any other corporation, person, or entity with which it or any of its Affiliates or Associates have any agreement or arrangement or understanding for the purpose of acquiring, holding, voting, or disposing of Voting Stock.

For the purpose only of determining the percentage of the outstanding shares of Voting Stock which any corporation, partnership, person, or other entity beneficially owns, directly or indirectly, the outstanding shares of Voting Stock will be deemed to include any shares of Voting Stock which such corporation, partnership, person or other entity beneficially owns pursuant to the foregoing provisions of this subsection (whether or not such shares of Voting Stock are in fact issued or outstanding), but shall not include any other shares of Voting Stock which may be issuable either immediately or at some future date pursuant to any agreement, arrangement, or understanding or upon exercise of conversion rights, exchange rights, warrants, options, or otherwise.

C.           Exceptions.  The provisions of this Article XIV shall not apply to a Business Combination which is approved by two-thirds of those members of the Board of Directors who were directors prior to the time when the Principal Shareholder became a Principal Shareholder (the “Continuing Directors”).  The provisions of this Article XIV also shall not apply to a Business Combination which (a) does not change any shareholder’s percentage ownership in the shares of stock entitled to vote in the election of directors of any successor of the Corporation from the percentage of the shares of Voting Stock owned by such shareholder; (b) provides for the provisions of this Article XIV, without any amendment, change, alteration, or deletion, to apply to any successor to the Corporation; and (c) does not transfer all or a Substantial Part of the Corporation’s assets other than to a wholly-owned subsidiary of the Corporation.

D.           Additional Provisions.  Nothing contained in this Article XIV, shall be construed to relieve a Principal Shareholder from any fiduciary obligation imposed by law.  In addition, nothing contained in this Article XIV shall prevent any shareholders of the Corporation from objecting to any Business Combination and from demanding any appraisal rights which may be available to such Shareholder.

E.           Notwithstanding Article XX or any provisions of these Articles or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles or the Bylaws of the Corporation), the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote thereon (and, if any class or series is entitled to vote thereon separately, the affirmative vote of the holders of at least 80% of the outstanding shares of each such class or series) shall be required to amend or repeal this Article XIV or adopt any provisions inconsistent with this Article XIV.

ARTICLE XV

Fair Price Requirements

A.           General Requirement.  No “Business Combination” (as defined in Article XIV) shall be effected unless all of the following conditions, to the extent applicable, are fulfilled.

1.           The ratio of (a) the aggregate amount of the cash and the fair market value of the other consideration to be received per share by the holders of the common stock of the Corporation in the Business Combination to (b) the “Market Price” (as hereinafter defined) of the common stock of the Corporation immediately prior to the announcement of the Business Combination or the solicitation of the holders of the common stock of the Corporation regarding the Business Combination, whichever is first, shall be at least as great as the ratio of (x) the highest price per share previously paid by the “Principal Shareholder” (as hereinafter defined) (whether before or after it became a Principal Shareholder) for any of the shares of common stock of the Corporation at any time beneficially owned, directly, or indirectly, by the Principal Shareholder to (y) the Market Price of the common stock of the Corporation on the trading date immediately prior to the earliest date on which the Principal Shareholder (whether before or after it became a Principal Shareholder) purchased any shares of common stock of the Corporation during the two year period prior to the date on which the Principal Shareholder acquired the shares of common stock of the Corporation at any time owned by it for which it paid the highest price per share (or, if the Principal Shareholder did not purchase any shares of common stock of the Corporation during the two year period, the Market Price of the common stock of the Corporation on the date of two years prior to the date on which the Principal Shareholder acquired the shares of common stock of the Corporation at any time owned by it for which it paid the highest price per share).

2.           The aggregate amount of the cash and the fair market value of the other consideration to be received per share by the holders of the common stock of the Corporation in the Business Combination shall be not less than the highest price per share previously paid by the Principal Shareholder (whether before or after it became a Principal Shareholder) for any of the shares of common stock of the Corporation at any time beneficially owned, directly or indirectly, by the Principal Shareholder.

3.           The consideration to be received by the holders of the common stock of the Corporation in the Business Combination shall be in the same form and of the same kind as the consideration paid by the Principal Shareholder in acquiring the majority of the shares of common stock of the Corporation already beneficially owned, directly or indirectly, by the Principal Shareholder.

The conditions imposed by this Article XV shall be in addition to all other conditions (including, without limitation, the vote of the holders of any class or series of stock of the Corporation) otherwise imposed by law, by any other Article of these Articles of Incorporation, by any resolution of the Board of Directors providing for the issuance of a class or series of stock, or by any agreement between the Corporation and any national securities exchange.

B.           Certain Definitions.  For the purpose of this Article XV, the definitions of “Business Combination,” “Principal Shareholder,” “Substantial Part,” “Voting Stock,” and “Beneficial Owner” set forth in Article XIV will apply to this Article XV.

The “Market Price” of the common stock of the Corporation shall be the mean between the high “bid” and the low “asked” prices of the common stock in the over-the-counter market on the day on which such value is to be determined or, if no shares were traded on such date, on the next preceding day on which such shares were traded, as reported by the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) or other national quotation service.  If the common stock of the Corporation is not regularly traded in the over-the-counter market but is registered on a national securities exchange or traded in the national over-the-counter market, the market value of the common stock shall mean the closing price of the common stock on such national securities exchange or market on the day on which such value is to be determined or, if no shares were traded on such day, on the next preceding day on which shares were traded, as reported by National Quotation Bureau, Incorporated or other national quotation service.  If no such quotations are available, the fair market value of the date in question of a share of such stock as determined by the Board of Directors in good faith; and in the case of property other than cash or stock, the fair market value of such property other than cash or stock, the fair market value of such property on the date in question as determined by the Board of Directors in good faith.

C.           Exceptions.  The provisions of this Article XV shall not apply to a Business Combination which was approved by two-thirds of those members of the Board of Directors of the Corporation who were directors prior to the time when the Principal Shareholder became a Principal Shareholder.  The provisions of which this Article XV also shall not apply to a Business Combination which (a) does not change any shareholder’s percentage ownership in the shares of stock entitled to vote in the election of directors of any successor of the Corporation from the percentage of the shares of Voting Stock beneficially owned by such shareholder; (b) provides for the provisions of this Article XV, without any amendment, change alteration, or deletion, to apply to any successor to the Corporation; and (c) does not transfer all or a Substantial Part of the Corporation’s assets other than to a wholly-owned subsidiary of the Corporation; provided, however, that nothing contained in this Article XV shall permit the Corporation to issue any of its shares of Voting Stock or to transfer any of its assets to a wholly-owned subsidiary of the Corporation if such issuance of shares of Voting Stock or transfer of assets is part of a plan to transfer such shares of Voting Stock or assets to a Principal Shareholder.

D.           Additional Provisions.  Nothing contained in this Article XV shall be construed to relieve a Principal Shareholder from any fiduciary obligation imposed by law.  In addition, nothing contained in this Article XV shall prevent any shareholders of the Corporation from objecting to any Business Combination and from demanding any appraisal rights which may be available to such shareholders.

E.           Notwithstanding Article XX or any other provisions of these Articles or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles or the Bylaws of the Corporation), the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote thereon (and, if any class or series is entitled to vote thereon separately, the affirmative vote of the holders of at least 80% of the outstanding shares of each such class or series) shall be required to amend or repeal or adopt any provisions inconsistent with this Article XV.

ARTICLE XVI

Evaluation of Offers

The Board of Directors of the Corporation, when evaluating any offer to (A) make a tender or exchange offer for any equity security of the Corporation, (B) merge or consolidate the Corporation with another corporation or entity or (C) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, may, in connection with the exercise of its judgment in determining what is in the best interest of the Corporation and its stockholders, give due consideration to all relevant factors, including, without limitation, the social and economic effect of acceptance of such offer: on the Corporation’s present and future customers and employees and those of its subsidiaries; on the communities in which the Corporation and its subsidiaries operate or are located; on the ability of the Corporation to fulfill its corporate objective as a savings and loan holding company under applicable statutes and regulations; and on the ability of its subsidiary savings bank to fulfill the objectives of a stock form savings bank under applicable statutes and regulations.

ARTICLE XVII

Elimination of Directors’ Liability

A director of the Corporation shall have no liability to the Corporation or its stockholders for monetary damages for any action taken unless:  (i) the director has breached or failed to perform such director’s fiduciary duties, or other duties under Chapter 17, Subchapter B of the Business Corporation Law, of such director’s office, and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct, or recklessness; provided, however, that the foregoing shall not apply to (i) the responsibility or liability of a director pursuant to any criminal statute; or (ii) the liability of a director for the payment of taxes pursuant to federal, state, or local law.  If the Business Corporation Law is amended after the effective date of these Articles of Incorporation to further eliminate or limit the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the  Business Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE XVIII

Indemnification

A.           Persons.  The Corporation shall indemnify, to the extent provided in paragraphs B, D or F:

1.           any person who is or was a director, officer, employee, of the Corporation; and

2.           any person who serves or served at the Corporation’s request as a director, officer, employee, partner or trustee of another corporation, partnership, joint venture, trust or other enterprise.

B.           Extent -- Derivative Suits.  In case of a threatened, pending or completed action or suit by or in the right of the Corporation against a person named in paragraph A by reason of his holding a position named in paragraph A, the Corporation shall indemnify him if he satisfies the standard in paragraph C, for expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of the action or suit.

C.           Standard -- Derivative Suits.  In case of a threatened, pending or completed action or suit by or in the right of the Corporation, a person named in paragraph A shall be indemnified only if:

1.           he is successful on the merits or otherwise; or

2.           he acted in good faith in the transaction which is the subject of the suit or action, and in a manner he reasonably believed to be in, or not opposed to, the best interest of the Corporation, including, but not limited to, the taking of any and all actions in connection with the Corporation’s response to any tender offer or any offer or proposal of another party to engage in a Business Combination (as defined in Article XIV of these Articles of Incorporation) not approved by the Board of Directors.  However, he shall not be indemnified in respect of any claim, issue or matter as to which he has been adjudged liable to the Corporation unless (and only to the extent that) the court of common pleas of the judicial district in which the Corporation’s registered office is located or the court in which the suit was brought shall determine, upon application, that despite the adjudication but in view of all the circumstances, he is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

D.           Extent -- Nonderivative Suits.  In case of a threatened, pending or completed suit, action or proceeding (whether civil, criminal, administrative or investigative), other than a suit by or in the right of the Corporation, together hereafter referred to as a nonderivative suit, against a person named in paragraph A by reason of his holding a position named in paragraph A, the Corporation shall indemnify him if he satisfies the standard in paragraph E, for amounts actually and reasonably incurred by him in connection with the defense or settlement of the nonderivative suit, including, but not limited to (i) expenses (including attorneys’ fees), (ii) amounts paid in settlement, (iii) judgments, and (iv) fines.

E.           Standard -- Nonderivative Suits.  In case of a nonderivative suit, a person named in paragraph A shall be indemnified only if:

1.           he is successful on the merits or otherwise; or

2.           he acted in good faith in the transaction which is the subject of the nonderivative suit and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, including, but not limited to, the taking of any and all actions in connection with the Corporation’s response to any tender offer or any offer or proposal of another party to engage in a Business Combination (as defined in Article XIV of these Articles of Incorporation) not approved by the Board of Directors and, with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful.  The termination of a nonderivative suit by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, in itself, create a presumption that the person failed to satisfy the standard of this paragraph E.2.

F.           Determination That Standard Has Been Met.  A determination that the standard of paragraph C or E has been satisfied may be made by a court, or, except as stated in paragraph C.2 (second sentence), the determination may be made by:

1.           the Board of Directors by a majority vote of a quorum consisting of directors of the Corporation who were not parties to the action, suit or proceeding; or

2.           if such a quorum is not obtainable or if obtainable and a majority of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

3.           the stockholders of the Corporation.

G.           Proration.  Anyone making a determination under paragraph F may determine that a person has met the standard as to some matters but not as to others, and may reasonably prorate amounts to be indemnified.

H.           Advance Payment.  The Corporation may pay in advance any expenses (including attorneys’ fees) which may become subject to indemnification under paragraphs A-G if the person receiving the payment undertakes in writing to repay the same if it is ultimately determined that he is not entitled to indemnification by the Corporation under paragraphs A-G.

I.           Nonexclusive.  The indemnification and advancement of expenses provided by this Article XVIII or otherwise granted pursuant to Pennsylvania law shall not be exclusive of any other rights to which a person may be entitled by law, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

J.           Continuation.  The indemnification and advance payment provided by paragraphs A-H shall continue as to a person who has ceased to hold a position named in paragraph A and shall inure to his heirs, executors and administrators.

K.           Insurance.  The Corporation may purchase and maintain insurance on behalf of any person who holds or who has held any position named in paragraph A, against any liability asserted against him and incurred by him in any such position, or arising out of his status as such, whether or not the Corporation would have power to indemnify him against such liability under paragraphs A-H of this Article XVIII.

L.           Savings Clause.  If this Article XVIII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, officer, employee, and agent of the Corporation as to costs, charges, and expenses

(including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including an action by or in the right of the Corporation to the full extent permitted by any applicable portion of this Article XVIII that shall not have been invalidated and to the full extent permitted by applicable law.

If Pennsylvania law is amended to permit further indemnification of the directors, officers, employees and agents of the Corporation, then the Corporation shall indemnify such persons to the fullest extent permitted by Pennsylvania law, as so amended.  Any repeal or modification of this Article by the stockholders of the Corporation shall not adversely affect any right or protection of a director, officer, employee or agent existing at the time of such repeal or modification.

ARTICLE XIX

Amendment of Bylaws of the Corporation

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, repeal, alter, amend and rescind the Bylaws of the Corporation.  Notwithstanding any other provision of these Articles of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law), the Bylaws of the Corporation shall not be made, repealed, altered, amended or rescinded by the stockholders of the Corporation except by the vote of the holders of not less than 80% of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose (provided that notice of such proposed adoption, repeal, alteration, amendment or rescission is included in the notice of such meeting), or, as set forth above, by the Board of Directors.

ARTICLE XX

Amendment of Articles of Incorporation

The Corporation reserves the right to repeal, alter, amend or rescind any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by law, and all rights conferred on stockholders herein are granted subject to this reservation. No amendment, alteration, repeal or rescission of these Articles of Incorporation shall be made unless such amendment, alteration, repeal or rescission is first proposed and approved by the board of directors pursuant to a resolution proposed and adopted by the affirmative vote of a majority of the directors then in office, and thereafter is approved by the holders of a majority (except as provided below) of the shares of the Corporation entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the Corporation’s preferred stock as may be required by the provisions of any series thereof.  Unless otherwise provided by the Business Corporation Law, the stockholders of the Corporation shall not be entitled to propose amendments to the Articles of Incorporation.  Notwithstanding the foregoing, the provisions set forth in Articles IX, X, XI, XII, XIII, XIV, XV, XVI, XVII, XVIII, XIX, and this Article XX of these Articles of Incorporation may not be repealed, altered, amended or rescinded in any respect unless the same is approved by the affirmative vote of the holders of not less than 80% of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as a single class) cast at a meeting of the stockholders called for that purpose (provided that notice of such proposed adoption, repeal, alteration, amendment or rescission is included in the notice of such meeting).

ARTICLE XXI

The following provisions of the Business Corporation Law shall not apply to the Corporation:

(a)	Subchapter 25E, “Control Transactions”;

(b)	Subchapter 25F, “Business Combinations”;

(c)	Subchapter 25G, “Control-Share Acquisitions”;

(d)	Subchapter 25H, “Disgorgement by Certain Controlling Shareholders Following Attempts to Acquire Control”;

(e)	Subchapter 25I, “Severance Compensation for Employees Terminated Following Certain Control-Share Acquisitions”; and

(f)	Subchapter 25J, “Business Combination Transactions – Labor Contracts.”

ARTICLE XXII

These Amended and Restated Articles of Incorporation take the place of and supersede the original Articles of Incorporation and all amendments thereto.